Exhibit 99.1

PRESS RELEASE
February 2, 2009
For Immediate Release

For Further Information Contact:	Levon Mathews
President and Chief Executive Officer
First Federal Bankshares, Inc.
712.277.0201

FIRST FEDERAL BANKSHARES, INC. REPORTS FINANCIAL RESULTS FOR
FISCAL SECOND QUARTER 2009

Sioux City, Iowa.    First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market – “FFSX”), the parent company of Vantus Bank (the “Bank”), reported a net income for the three months ended December 31, 2008, of $2.9 million, or $0.87 per diluted share, compared to a net loss of $1.8 million, or $0.54 per diluted share for the three months ended December 31, 2007.  For the six months ended December 31, 2008, the Company had net income of $2.1 million, or $0.63 per diluted share, compared to a net loss of $1.3 million, or $0.41 per diluted share, for the six months ended December 31, 2007.

The Company’s annualized return on average equity (ROE) for the most recent quarter was 38.53% compared to -10.23% for the same period a year ago.  Annualized return on average assets (ROA) for the quarter was 2.10% compared to -1.12% twelve months prior.  ROE and ROA for the six months ended December 31, 2008 were 13.25% and 0.75%, respectively.  This compared to -3.88% and -0.43%, respectively, for the same period in the previous year.

Net interest income for three-month period ended December 31, 2008, was $4.4 million compared to $4.2 million for the three-month period ended December 31, 2007.  The net interest margin improved 63 basis points to 3.65% for the three months ended December 31, 2008, from 3.02% for the three months ended December 31, 2007.  For the six-month period ended December 31, 2008, net interest income was $8.9 million compared to $8.3 million for the six-month period ended December 31, 2007.  The net interest margin improved 68 basis points to 3.64% for the six months ended December 31, 2008, from 2.96% for the six months ended December 31, 2007.  The increase in margin for both periods was due to a generally lower interest rate environment that decreased the cost of the Company’s interest-bearing liabilities faster than the yields on interest-earning assets.  The margin improvement was partially offset by a decrease in the Company’s average interest-earning assets.

Non-interest income totaled $7.1 million for the three months ended December 31, 2008, compared to -$1.7 million for the three months ended December 31, 2007.  For the six months ended December 31, 2008, non-interest income totaled $6.8 million compared to -$0.2 million for the six months ended December 31, 2007.  The increase in non-interest income for both periods is primarily due to the gain on sale of branch offices and an increase in service charges on deposit accounts.  On December 15, 2008, the Bank announced the completion of the sale of its Grinnell, Iowa, branch office to Lincoln Savings Bank. As a result of this transaction, the Bank recognized a gain on sale of $5.6 million.  In addition, service charges on deposit accounts increased 23% to $1.0 million for the three months ended December 31, 2008, from $0.8 million for the three months ended December 31, 2007.  For the six months ended December 31, 2008, service charges on deposit accounts increased to $2.1 million from$1.6 million for the same period last year.  The improvement in service charges on deposit accounts is primarily attributable to the overall increase in the number of deposit accounts as compared to last year.

Non-interest expense for the three months ended December 31, 2008, increased $0.8 million to $5.8 million as compared to $5.0 million for the same period last year.  Compensation and benefit expense increased to $3.1 million for the three months ended December 31, 2008 from $2.8 million for the three months ended December 31, 2007.  The increase in compensation and benefit expense was partially attributed to one time costs associated with a reorganization plan that was implemented during the current quarter.  Levon Mathews, President and Chief Executive Officer commented, “The bank will continue to evaluate its business model to optimize operating efficiency and effectiveness for shareholder value and customer satisfaction.”  Mathews added “The reorganization reduced the full time equivalent employees by approximately 15% and management anticipates a savings of approximately $2.0 million a year.”  Professional, insurance, and regulatory expense increased $217,000 to $469,000 for the three months ended December 31, 2008, as compared to the three months ended December 31, 2007.  Accounting and consulting costs have increased due to changes in the “mark-to-market” or “fair value” accounting rules.

The provision for loan losses for the three months ended December 31, 2008, was $1.3 million.  This compared to $0.5 million for the quarter ended December 31, 2007.  During the current quarter, the Company recognized a specific allowance of $785,000 on a loan for the development of residential properties in Minnesota.  The project is behind schedule and a recent appraisal revealed a significant decrease in the value of the project.  As a result, a specific allowance was warranted.

The level of non-performing assets increased to $19.8 million at December 31, 2008, from $6.6 million at December 31, 2007.  However, non-performing assets have only increased $1.2 million when compared to non-performing assets at June 30, 2008.  Non-performing assets have increased over the past year as a result of the well-publicized difficulties in the overall markets for commercial and residential real estate.

Total assets decreased by $100.7 million to $523.6 million at December 31, 2008, from $624.3 million at December 31, 2007.  The decrease is partially due to the aforementioned sale of the Grinnell, Iowa, branch and planned run-off in the Bank’s commercial real estate portfolio.  Deposits totaled $369.7 million at December 31, 2008, as compared to $451.7 million at December 31, 2007.  The decrease is primarily attributed to the aforementioned sale of the Bank’s Grinnell, Iowa, branch.

The Company’s tangible book value per share was $7.83 at December 31, 2008, compared to $9.68 at June 30, 2008. The decline in tangible book value per share was attributable to an increase in accumulated other comprehensive loss, which is a component of stockholders’ equity.  This increase was caused by a decline in the fair value of the Company’s available-for-sale securities, most notably its portfolio of trust-preferred pooled securities.

About Vantus Bank

The Company’s banking subsidiary, Vantus Bank, is headquartered in Sioux City, Iowa.  Founded in 1923, Vantus Bank is a community bank serving businesses and consumers in seven full-service offices in northwest Iowa, a full-service office in South Sioux City, Nebraska, and six full-service offices in central Iowa, including four in the Des Moines market area.

Certain matters in the press release are “forward-looking statements” intended to qualify for the safe harbor from liability as established by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include words and phrases such as “believes” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions.  Similarly statements that describe the Company’s future plans, objectives, or goals are forward-looking statements.  The Company wishes to caution the readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of the press release, and to advise readers that various factors could affect the Company’s financial performance and could cause results for future periods to differ materially from those anticipated or projected.  Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of Company’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in Company’s markets and (x) changes in accounting principles, policies, or guidelines.
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FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31	June 30	December 31
(Dollars in thousands, except per share amounts)	2008	2008	2007
ASSETS
Cash and cash equivalents	$24,001	$12,491	$20,780
Securities available-for-sale, at fair value	66,153	84,229	107,014
Securities held-to-maturity, at cost	6,211	7,000	8,960
Mortgage loans held for sale	1,032	1,102	1,663
Loans receivable, net	363,343	407,819	420,260
Office property and equipment, net	16,534	18,762	18,478
Federal Home Loan Bank stock, at cost	5,879	4,283	5,240
Accrued interest receivable	2,464	2,535	3,035
Goodwill	-	-	18,417
Foreclosed and repossessed assets	8,628	873	3,611
Deferred tax asset	14,639	9,870	1,534
Other assets	14,727	16,042	15,261
Total assets	$523,611	$565,006	$624,253
LIABILITIES
Deposits	$369,746	$446,568	$451,655
Advances from FHLB and other borrowings	122,244	81,637	102,659
Advance payments by borrowers for taxes and insurance	761	884	888
Accrued interest payable	1,495	1,801	2,478
Accrued expenses and other liabilities	3,493	2,124	1,862
Total liabilities	497,739	533,014	559,542
STOCKHOLDERS' EQUITY
Common stock, $.01 par value	51	51	51
Additional paid-in capital	39,555	39,505	39,388
Retained earnings, substantially restricted	33,950	32,583	56,943
Treasury stock, at cost	(28,536)	(28,536)	(28,536)
Accumulated other comprehensive loss	(18,656)	(11,062)	(2,529)
Unearned ESOP	(492)	(549)	(606)
Total stockholders' equity	25,872	31,992	64,711
Total liabilities and stockholders' equity	$523,611	$565,006	$624,253

Actual number of shares outstanding at end
of period, net of treasury stock	3,304,471	3,304,471	3,302,971
Average shares outstanding used to compute:
Basic earnings (loss) per share	3,304,471	3,244,570	3,248,309
Diluted earnings (loss) per share	3,304,471	3,244,570	3,248,309
Shareholders' equity to total assets	4.94%	5.66%	10.37%
Book value per share	$7.83	$9.68	$19.59
Tangible book value per share	$7.83	$9.68	$14.02

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Six months ended
	December 31		December 31
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007
Interest on loans	$5,844	$7,403	$12,057	$14,834
Interest on investment securities	1,488	1,994	2,958	4,019
Interest on cash and cash equivalents	1	8	1	58
Total interest income	7,333	9,405	15,016	18,911
Interest on deposit liabilities	2,395	3,915	4,934	8,477
Interest on borrowings	542	1,289	1,181	2,153
Total interest expense	2,937	5,204	6,115	10,630
Net interest income	4,396	4,201	8,901	8,281
Provision for loan losses	1,305	492	2,018	513
Net interest income after provision	3,091	3,709	6,883	7,768
Service charges on deposit accounts	1,031	835	2,063	1,618
Service charges on commercial and consumer loans	42	123	80	221
Gain on sale of bank branch offices	5,570	-	5,570	-
Gain on sale of real estate held for investment	-	47	-	47
Loss on sale of office property and equipment	(81)	-	(81)	-
Other-than-temporary impairment of investment securities	-	(3,271)	(1,800)	(3,271)
Mortgage banking revenue	166	177	247	371
Earnings from bank owned life incsurance	147	138	293	275
Other income	236	265	455	562
Total non-interest income	7,111	(1,686)	6,827	(177)
Compensation and benefits	3,141	2,825	5,790	5,631
Office property and equipment	692	701	1,402	1,402
Data processing, ATM and debit card transaction
costs, and other item processing expense	449	417	931	787
Professional, insurance, and regulatory expense	469	252	819	507
Advertising, donations, and public relations	347	303	570	766
Communications, postage, and office supplies	199	225	401	435
Losses on other real estate owned	266	14	340	69
Other expense	229	211	440	389
Total non-interest expense	5,792	4,948	10,693	9,986
Income (loss) before income taxes	4,410	(2,925)	3,017	(2,395)
Income tax expense (benefit)	1,533	(1,172)	938	(1,057)
Net income (loss)	$2,877	$(1,753)	$2,079	$(1,338)

Per share information:
Basic earnings (loss) per share	$0.87	$(0.54)	$0.63	$(0.41)
Diluted earnings (loss) per share	$0.87	$(0.54)	$0.63	$(0.41)
Cash dividends declared per share	-	$0.105	-	$0.210

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)

	At or for the three months ended		At or for the six months ended
	December 31		December 31
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007
Average total assets	$547,901	$627,507	$551,867	$629,536
Average interest-earning assets	485,996	563,207	493,781	566,179
Average interest-bearing liabilities	471,185	510,941	471,923	512,934
Average interest-earning assets to average
interest-bearing liabilities	103.14%	110.23%	104.63%	110.38%

Activity in the allowance for loan losses during the period:
Balance at beginning of period	$5,487	$1,743	$5,894	$1,797
Provision for loan losses	1,305	492	2,018	513
Charge-offs:
Single-family mortgage loans	-	-	-	-
Commercial real estate loans	-	(182)	(221)	(182)
Commercial business loans	-	(15)	(860)	(71)
Consumer loans	(158)	(33)	(220)	(79)
Total loans charged-off	(158)	(230)	(1,301)	(332)
Recoveries	20	51	43	78
Charge-offs net of recoveries	(138)	(179)	(1,258)	(254)
Balance at end of period	$6,654	$2,056	$6,654	$2,056

Non-performing loans receivable	$11,217	$2,988	$11,217	$2,988
Other non-performing assets	8,628	3,611	8,628	3,611
Total non-performing assets	$19,845	$6,599	$19,845	$6,599
Non-performing loans as a percentage of total loans receivable	3.03%	0.70%	3.03%	0.70%
Total non-performing assets as a percentage of total assets	3.79%	1.06%	3.79%	1.06%
Allowance for loan losses to non-performing loans	59.32%	68.81%	59.32%	68.81%
Ratio of allowance for loan losses to total loans
held for investment at end of period	1.80%	0.47%	1.80%	0.47%

Selected operating data: (1)
Return on average assets	2.10%	-1.12%	0.75%	-0.43%
Return on average equity	38.53%	-10.23%	13.25%	-3.88%
Net interest rate spread	3.55%	2.62%	3.49%	2.55%
Net yield on average interest-earning assets (2)	3.65%	3.02%	3.64%	2.96%
Efficiency ratio (3)	96.24%	85.52%	88.82%	87.82%
(1) Annualized except for efficiency ratio.
(2) Net interest income, tax-effected, divided by average interest-earning assets.
(3) Non-interest expense divided by net interest income plus non-interest income, less gain (loss) on sale of other real estate owned, investments, and fixed assets.